Exhibit 99.1

FINAL SCRIPT

Conference Call Script

BEE—Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Event Date/Time: Aug. 07. 2008 / 10:00AM ET

FINAL SCRIPT

Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

CORPORATE PARTICIPANTS

Laurence Geller

Strategic Hotels & Resorts - President, CEO

Jim Mead

Strategic Hotels & Resorts - EVP, CFO

Ryan Bowie

Strategic Hotels & Resorts - VP, Treasurer

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James - Analyst

Smedes Rose

Keefe, Bruyette & Woods, Inc. - Analyst

William Truelove

UBS - Analyst

Will Marks

JMP Securities - Analyst

Josh Attie

Citigroup - Analyst

Chris Woronka

Deutsche Bank - Analyst

Chris Phelan

Phelan Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the second-quarter 2008 Strategic Hotels and Resorts earnings conference call. My name is Tanya, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host, Mr. Ryan Bowie, Vice President and Treasurer. Please proceed.

Ryan Bowie - Strategic Hotels & Resorts - VP, Treasurer

Thank you. Good morning, everyone. Welcome to Strategic Hotels and Resorts second-quarter 2008 earnings conference call. Our press release and supplemental financials were distributed yesterday, and are also available in the Company’s website at strategichotels.com within the investor relations section. We are hosting a live webcast of today’s call which can be accessed from the same section of the site, and a replay of today’s call will also be available for one month.

Before we get underway, I would like to say this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors please refer to the forward-looking statement notice included within our SEC filings.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

In the press release and supplemental financials the company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with Regulation G requirements.

I would like to introduce the members of the management team with me here today. Laurence Geller, President and Chief Executive Officer, and Jim Mead, Executive Vice President and Chief Financial Officer, will lead today’s discussions. Also available during the Q&A session will be Richard Moreau, Executive Vice President and Head of Asset Management.

I would now like to turn the call over to Jim Mead.

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

Thank you Ryan.

Yesterday evening, we reported $0.49 FFO per share and EBITDA of $74.1 million, both at the top end of our guidance range. Our results reflect market weakening beginning in last May. We saw it most acutely at our Fairmont Scottsdale hotel where occupancy was down 9% year over year as a result of not filling group vacancy with our typical short term group business. I’ll come back to Scottsdale in a moment.

Excluding this property, our quarterly results were relatively strong as we were able to combine some aggressive cost measures with modest top line improvements to grow our EBITDA by 9 1/2%; clearly demonstrating the leverage that can be created through operating efficiencies.

Let me start with some overall observations about demand indicators during the quarter.

A weakening trend has developed on the group side and appears to be continuing. Short term group bookings during the quarter slowed and an increase in attrition, in part due to meeting planners compressing meetings into a smaller number of nights, caused us to be down 4 1/2% in group occupancy. Group cancellations are running at about the same rate as in prior years, and the revenue performance of groups once they get in house has been relatively on track. Our group ADR was up almost 8% during the quarter and group ancillary spend on food and beverage was up 7% per occupied group room night. Therefore, the results would indicate that the propensity of groups to spend per occupied room hasn’t fallen once they arrive. Our revenue pace for the remainder of the year is about even to last year at this time, and contracted groups now represent about 90% of our expected group revenues for the last half of the year. Considering the lack of pace in short term bookings, we still have some hard work ahead to fill the gaps.

We’ve had a change in the complexion of our transient business at the same time. Room sales at the undiscounted rack rate dropped during the quarter by 8.8%, or about 5,000 room nights. And in order to replace these room nights and the group vacancy, our hotels opened up additional lower rated channels such as selected internet based reservation sites. So while we are holding the integrity of pricing within our segments, the shift in business to lesser profitable segments impacted our total ADR and transient ADR was roughly flat year over year.

As I said, the Fairmont Scottsdale led the decline in our operating numbers for the quarter with RevPAR off 10.3%. The group pace numbers had indicated a gap in June bookings and the Fairmont corporate and local management teams were unable to fill in the holes. Scottsdale in particular seems to be at the nexus of a number of market factors including lower air lift, a heavy weighting in currently weak corporate high rated business and competition from Las Vegas. Our bold and innovative upgrading and repositioning of this resort has enabled us to increase market share penetration against the competitive set and we are optimistic that these improvements will provide added leverage to the hotels performance as the cycle evolves. However, given the market dynamics, we are making the planning assumption that the property will be in a defensive position for several quarters. Without this property our corporate RevPAR growth would have been 3.3% and our margin growth would have been more than doubled at 150 basis points.

During the quarter, we had several stand-out hotels in which the combination of growing top lines and cost controls provided strong operating leverage. These include our two Mexican properties in general, particularly our Four Seasons Mexico City which had an increase of 20% in EBITDA, the InterContinental Miami with a 28% increase in EBITDA, a 37% increase at our Hyatt Regency La Jolla and a 29% increase at our Ritz-Carlton Half Moon Bay.

Our cost containment programs had a priority focus on reductions in what are typically thought of as fixed overhead costs and the further tightening of our food purchasing and labor management programs. We successfully expanded GOP and EBITDA margins by 10 and 60 basis points, respectively, despite lower than expected top-line growth. Our labor costs, including benefits, were up only 2.6% during the quarter. Included in these costs were about $350,000 in severance to reduce salaried positions at several of our properties that should result in over $4 million in cost savings during the second half of 2008. Although food costs rose 5% during the quarter, we were able to effectively offset 3% of these cost increases through better compliance with our food purchasing programs, and thus, manage to increase our actual food costs by only 2%. Not surprisingly, utilities were up 12% which cost us 25 basis points in margin. Our insurance policy was renewed on May 1st at a significant reduction to last year’s premium.

Performance in Europe continues to be driven by London and Paris where the markets, although slightly weaker than in prior quarters, are still relatively strong and our locations and market positions give us a distinct competitive advantage.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Our Marriott Grosvenor Square completed the first phase of its rooms renovation program and the conversion of further food and beverage operations over to management by Gordon Ramsey. This took about 13% of the rooms out of service for most of the quarter, so adjusted for this displacement, we saw strong RevPAR and EBITDA growth during the quarter. In fact, even with the significant renovation in progress we were able to beat last year’s EBITDA during the quarter.

Our Hotel Le Parc in Paris was rebranded to a Renaissance during the first quarter and is just beginning to ramp up. We are meeting our forecasts for this hotel.

The Marriott Paris Champs Elysees RevPAR was up 23% and we earned $1.6 million from our leasehold here during the quarter.

The InterContinental Prague hotel has been challenged with a strengthening Czech Koruna against the Euro, an increasing decline in U.S. business and competition in the marketplace. Since revenues are in Euros, the hotel’s operating results will be impacted so long as the Koruna is strengthening.

Turning to our capital programs, those programs that were in process at the beginning of the year will be completed. Projects are now complete in many of our properties and I encourage you to visit our web site where we keep an ongoing updated collection of pictures and videos of our projects as they are placed into service.

Certain elements of our hotel master plans have been deferred for a future time when we can see the signs of improving markets. We took this into consideration when we provided guidance at the beginning of the year and continue to expect our total ROI capital investment this year to be approximately $125 million.

In the first half of the year, the company recorded $6.9 million in reduced revenue and $3 million in EBITDA from displacement related to capital projects at the Fairmont Chicago and London Marriott Grosvenor Square.

The largest planned capital outlay beginning later this year is the approximately $130 million acquisition and build-out of the Aqua building hotel expansion for our Fairmont Chicago. Although this acquisition is under contract, given the current market conditions, we are evaluating our options to defer or modulate this project to better time its delivery into a recovering market.

We successfully closed the sale of the Hyatt Regency Phoenix hotel for $96 million in early July, providing an 11% unleveraged IRR from the time of acquisition in January of 1998 and providing additional liquidity to the company. Concurrent with the sale, we announced our board of directors had authorized up to $50 million in a leverage neutral share repurchase. The first window that would be available to us to repurchase shares is after we file our 10Q this quarter. Although our shares present a compelling investment option and in many ways more compelling than other uses of our capital, we also value liquidity very highly in these current uncertain markets and we will therefore be measured and deliberate in executing any share repurchase.

Turning to our balance sheet; our liquidity position is very strong and we have approximately $400 million available today on our $500 million line of credit. Supporting this credit is a collection of debt free hotels which represent some of the best assets in our portfolio such as our three Four Seasons hotels, the Ritz-Carlton Laguna Niguel and the Renaissance Le Parc. As a result, our team is comfortable that adequate liquidity will continue to be available to us as we go through the trough of the cycle.

Considering recent weak demand indicators which appear to be continuing into the third quarter, and given the uncertainties in the economy, we are lowing our guidance for FFO per share by 10% to the midpoint of a $1.46 to $1.56 range. Inferred in our guidance is negative RevPAR growth for the second half of the year and 3rd quarter guidance assumes a negative 1% to negative 3% RevPAR growth rate versus 2007. As a result, our full year RevPAR guidance is in the range of plus 1% to minus 1%.

Our assumptions built into guidance include second half displacement of $3 million in revenues and $2 million in EBITDA as we finish the renovation of the Four Seasons Washington, D.C., and no share repurchase activity or additional asset sales.

Now I’ll turn the call over to Laurence.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Thank you, Jim.

Although we had a relatively strong second quarter we are now seeing the impact of the increased velocity of decline in lodging demand clearly caused by a combination of weaker economic growth, limited credit availability, rapidly increasing and volatile energy prices, airline price increases with anticipated cuts in passenger seat availability and a diminution in business and consumer confidence. The resultant weakness across most segments of our business caused a lower than expected top line result for us.

We have been forecasting declining demand in our markets since our conference call at the end of the third quarter last year, although we could not have forecast the speed and extent of the decline in demand, given the multi-dimensional and complex market dynamics that have contributed to overall economic conditions to which lodging demand is inextricably linked. You will recall, we spoke about having commenced the implementation of the first phases of our property cost contingency programs as early as August of 2007 – and we are seeing the benefits of this early action today.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

There is one thing different in this cycle, and I’ve been remarking on this consistently for quite a while, supply is almost non-existent in our specific competitive markets. From a historical perspective, we had 16% new luxury rooms delivered in the years around the recession in the early 1990’s, we had 30% new luxury rooms delivered into the market in the three years surrounding 9/11, and I can compare this to approximately 3.7% cumulative new rooms being delivered into our direct competitive marketplace for the next 5 or more years.

And this is for good reason. Constructions costs are growing at a far greater rate than inflation. The length of time to develop a project in the high-end market has increased by over 20%. Those residential markets that were supporting the economics of high-end hotel developments have all but disappeared in many markets. And as you all know, financing is scarce and certainly relatively more expensive than in the recent past.

We are in the process of re-evaluating the replacement costs of our hotels in today’s dollars. It is fairly common sense that the numbers indicate a replacement cost of approximately $700,000 a unit for our type of infill, urban and resort hotel in North America alone. Considering the extremely high barriers to market entry in most of our specific markets, that is if one could even find and acquire the land and, even then, assuming that in some of the most restrictive zoning locations, entitlement could even be obtained to permit a hotel. By way of example, it took approximately 12 years to obtain the entitlements and develop our Ritz Carlton Half Moon Bay.

We look at this type of value – rising in the future with construction costs – as a relative proxy for where terminal values in our high-end properties need to go before supply becomes a real factor. Whether or not we are at the bottom of the market today, from an intellectual perspective, the return on holding a hotel investment of our quality and locational levels through this cycle must be outsized relative to today’s public market valuations.

As we look at potential competitive supply in those markets in which we operate, our conclusion is simple, if a property is not being built today then we are unlikely to see any more supply coming in before the end of late 2011 at the very earliest. This gives us a very strong data point for planning our future property-level activities as we emerge from the current cyclical downturn. If the history of previous cyclical recoveries is any indication of the future, we are likely to be the beneficiary of a very healthy demand rebound which, when combined with our significant productivity enhancements and operating systems improvements, augurs exceptionally well for our future growth in margins, profitability and asset values.

In our last call, I outlined for you our roadmap that we determined would successfully guide us through this cycle and which will ensure both adequate liquidity and growth in shareholder value. I’d like to give you an update on our progress against this roadmap.

First, our experience from past cycles, and our well developed approach to revenue management through market vicissitudes and demand cycles places us in a stronger position than our peers. One measure of this is a head to head comparison, and this quarter we outperformed our competition as demonstrated by a 0.6% increase in our RevPAR penetration as computed by Smith Travel.

Next I outlined the benefits of using the operating systems at each property and our multi-tiered contingency plans to streamline operations, contain and reduce costs. As our results show, our expenses are well controlled against a flattening revenue performance and we still believe we have room to improve as the execution of our cost containment efficiency measurements improves and productivity increases even further. While there is clearly potential for additional cost reductions in the fixed areas of overhead at our hotels the choices from this point on become increasingly difficult and we have thus far yet to significantly impact guest facing services and amenities as determined by guest satisfaction measurements. Should demand decline to pre determined trigger levels, we naturally have measured plans and options for such exigencies.

We said that we would rationalize and manage down our corporate overhead expenses and we have made significant inroads to date. Our corporate overhead is now at a run rate of approximately $26 million, a reduction of 14% from 2007.

Our final two strategies focused on liquidity. We have completed our initiative to rationalize our capital programs to current and our hopefully conservative assessment of future market conditions. I expect that we will spend approximately $50 million in the second half of the year to complete projects in process. And Jim has already discussed our ongoing review of options to potentially modulate or defer the significant contracted expansion of the Fairmont Chicago hotel Aqua.

We also spoke about strategic sales of hotels in the context of our life cycle strategy and we announced the sale of our Hyatt Regency Phoenix in early July for $96 million. This was a well executed deal for us in a very difficult market and we are satisfied with the result, which met our expectations especially considering the property had competitive physical limitations, and required between $20 and $30 million in new capital to maintain its competitiveness against a City of Phoenix subsidized 1,000 room Sheraton that comes on line later this year and is directed at filling the newly expanded convention center as compared with the goal of making money. We continue to test an increasingly thin, slow and wary market for additional sales, although it is difficult to have any certainty or predictability about any transaction or even if or when one might occur.

Our management team is seasoned and has experience of successfully managing through the ups and downs of economic cycles as far back as the petro dollar driven downturn of the early 70s. We have taken, and will continue to take, prudent and thoughtful measures which, during this downturn, protect our assets, maximize margins, increase liquidity while not harming the assets or the potential for exponential gains as the cycle invariably turns and this company benefits from unusually favorable supply dynamics.

So while overall economic conditions are challenging and continue to decline the demand for lodging product, we are comfortable that we are in the best segment of the market, have a unique group of well positioned, high-end properties, a series of plans and systems in place to manage through this part of the cycle and a thoughtful, disciplined, experienced management team and a culture based on research driven professionalism, flexibility, nimbleness and foresight which will enable us to weather this situation and take maximum advantage of the opportunities that occur as the economy improves.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

As always, we thank you for your continuing interest and support. I’ll now open the call up for questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS)

Bill Crow, Raymond James.

Bill Crow - Raymond James - Analyst

Good morning, guys. Nice presentation on the call. A couple questions. Laurence, as you pointed out, you were among the first, maybe the first, to start talking about cost cutting at the property level last year. Clearly your experience told you that we were in for some headwinds. How do you look at 2009 for the industry? Because we are about the same place we were when you started this cost-cutting basis a year ago.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Bill, you know I don’t have a crystal ball, but intellectually one would say we had a close, a fairly good first quarter with Easter moving around you had a fairly good April. And May started it. So 2009 has to be measured against a fairly strong first part of 2008. That starts to give you a difficult thing if you take the trends. Trend lines don’t just go flat. They either go up or they go down. At the moment we are seeing a decline in demand. From a planning perspective, although I am known as an optimist, it is only prudent to take planning perspectives and build your programs on them. We see this decline continuing, I can’t say at what pace, through the balance of the year. That would give you a fairly weak-ish first quarter.

If you look at GDP projections, and this is linked to GDP and business and consumer confidence, it is only prudent for us and I can’t speak for others or the rest of the industry – for us to take the assumption that 2009 will be a very challenging year and to make our planning and business model assumptions on that. In a theoretical sense that first part of the year can’t be better than the first part of 2008.

Bill Crow - Raymond James - Analyst

Right, right. Looking at your portfolio and some of the airlift issues that are going on and the high-end nature of your properties, how do you think you are going to be competitively positioned vis-a-vis the industry next year, if we are all going to have our own ideas of what the industry does, do you think you do a little bit better, a little bit worse? Do you have a sense for that at this point?

Laurence Geller - Strategic Hotels & Resorts - President, CEO

I have an opinion rather than a sense. First of all, dealing with airlift, we spent time talking to the senior executives of the major airlines that provide the airlift into our cities. And with the exception of Phoenix, which seems to have a higher downturn at this moment in terms of airline capacity cuts planned, our cities thankfully are in areas where lift is strong and remains strong, and even marginal lifts in supply won’t impact our ability to generate occupancy and demand.

Having said that, as I look at the rest of the industry, you’ve got new supply coming in in the midscale or upscale, particularly with limited service facilities. That will probably make the older properties in those markets have more challenging times than ours, and those are also many of the places which will have more airlift challenge.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

So I do think that from a general historical perspective, given if you take out the supply increases of the previous cycles, the high end is better positioned in general. We have more airlift security than other segments of the business, and we have far less incoming supply in the next 18 months.

Therefore, it is only rational to assume that we will outperform in general. Obviously, specific markets like Scottsdale will remain a challenge, and we will put a lot of effort on that. But I candidly — I like where we are a lot better than I like where anybody else is.

Bill Crow - Raymond James - Analyst

That’s very helpful. Jim, if I could turn to you, residential sales obviously fueled some of the growth last year, and as you pointed out it contributed about $0.01 in the second quarter.

What is the total that you are projecting, EBITDA and FFO contribution from residential for 2008?

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

We’ve been very cautious about providing any guidance on our residential activity, and in our total guidance for FFO and EBITDA, we’ve consciously excluded residential just because of the volatile nature of that business.

Last year’s contribution for the full year was $0.10 from the Hotel del Coronado’s sell-out of their condominium hotel units. It was a very successful program for us. This year, we have, in the market, fractions for sale at our Four Seasons Residence Club in Punta Mita where we are a 31% partner in the entire activity.

We’ve had good selling pace to date. In fact, I think we closed 19 fractions this last quarter. We are about 65% through the second piece, in terms of sales, for the second piece of that program. And I think that even despite that, I would be hesitant to give you a confidence level in closing all of those at the end of the year. Although I will say that most all of those fractions are not financed, so the expectation — we have 20% deposits. They are for all cash. They are not financed, and so we do have a high expectation that they will close. I think that we will be cautious and continue not to give you guidance on the total amount of contribution from that activity.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

If I may add some color, which really references your previous question, we have seen and carefully measured the propensity to consume the high end, which are very high-end fractional projects at Punta Mita. We are very pleased that there has been little noticeable diminution in the propensity to visit, tour and pick up contracts as compared to the previous time around.

This is anecdotal, so I don’t know, but it would seem to me it is a fairly decent measure of the luxury consumers’ willingness to continue consumption even during volatile and challenging economic environments. That is, again, just another data point for us to think about as we view the luxury and high-end.

Bill Crow - Raymond James - Analyst

That’s helpful. One final question from me, and I will yield the floor. It looks like this year your AFFO or FAD is going to be in line with the dividend. Clearly, given certainly the caution we expect in the first quarter or the first half of next year at least, looks like you might be a little bit short. Can you give us some insight, Laurence, as a board member what you guys might be thinking about the dividend in 2009?

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

Let me just start with the math, just because I want to make sure that it is clear to all the folks listening. Our guidance range is $1.46 to $1.56 in FFO, and to cover our dividend, which is $0.96, we also add to that our contracted FF&E reserve allocations at our properties of about $0.50.

So the $0.96 dividend plus $0.50 in FF&E brings us to the bottom of our $1.46 to $1.56 range for this year. So this year, we expect that the result will cover our dividend. I will let Laurence answer the second piece.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Bill, I have been following the prognostications on various REITs, lodging REITs, dividends, and obviously we carefully looked at our competitors and how they have looked at it, as does our board. However, having said all of that, our board has been very cautious about dividend policy from the beginning. And over the last year this has been a subject we carefully monitor and react to. Thus far we are comfortable where we stand, as Jim has mentioned. The pace and velocity of change, however, in our corporate performance mandates that we are scrupulous on this. Whereas currently the board has not seen fit to change any dividend policy, as we see market dynamics change in a very, very instantaneous fashion as we have all seen over the last two months, we’re going to keep reevaluating this. We don’t have any plans at this moment to make any surprise announcements tomorrow, but this is all based on our view of the forthcoming quarter or quarter’s performance in a very sensible, prudent and methodical fashion. I am saying nothing you wouldn’t expect from us as we prudently look at it. But we are not going to say that we are going one way or another because each quarter we have to make a decision as I expect every other lodging REIT does.

Bill Crow - Raymond James - Analyst

Very good. Thank you, guys.

Operator

Our next call comes from the line of Smedes Rose with KBW.

Smedes Rose - KBW - Analyst

I just wanted to follow up with you on your comments around the Fairmont Chicago. I think you used the term modulate or defer. So I just want to understand. I think you have about an $84 million obligation to be paid by year end for delivery of those floors, and then I guess about a $25 million fit-out on that property. So what would be the part that you would be potentially deferring, the contract payment or taking delivery but then not necessarily finishing out the rooms until some time later?

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Just to correct you before I answer — correct part of your comments before I answer your question. We have to take delivery by the current contract. We have to take delivery of the property in phases as it is delivered to us. So it is our current estimate that we might well have to take partial delivery this year by contract and partial delivery next year. After that comes the fit-out phase. Therefore the options that could be considered and that we are evaluating or amending the contract with the help of the developer to delay the fit-out or delay in taking the contract, taking the property over, all of which has to be considered in the context of when we would want the property to come onto the market.

We have told you in previous quarters with other projects that it is not our ultimate optimal desire to put a project on in the face of declining demand. So we are considering every option that we have to align bringing the project on in context of a rebounding market. A final comment on this, you mentioned a $25 million fit-out. We have not determined the final extent of that fit-out, although your numbers may not be a million miles from correct, I just — we haven’t got there yet. So I think it really is a consumer issue at this stage, and we are just being very, very prudent and are discussing this with both our board and the developers.

Smedes Rose - KBW - Analyst

Okay, and then could I just ask, you said I think the capital spend for this year of $125 million, does that include maintenance or is that just the improvement projects or is that kind of an all-in number?

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

That is just the ROI capital spend for the year.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Smedes Rose - KBW - Analyst

Okay, so including your maintenance is it maybe closer to 150, 160?

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

Let me give you the context. Well, FF&E spend is more likely to be in the $40 million range this year. As we go through the year in this type of market we clearly defer some of that FF&E spend to just have more liquidity at the properties. So we continue to look at that number but my expectation this year would be to actually spend $40 million.

Smedes Rose - KBW - Analyst

Okay, thank you.

Operator

Our next question comes from the line of William Truelove, UBS.

William Truelove - UBS - Analyst

Thinking just more historically and going forward on cost-cutting versus RevPAR, just going back to the last downturn of 2002 some folks argue that there are just much more, call it operating fat or less efficiency kind of business model, and therefore the ability to cut expenses was far easier in 2002. So the margin to RevPAR mix might have been better. How does that work from an efficiency standpoint back from 2000 to 2002? Was there more fat to be cut and nowadays things are much more efficient so you can’t really cut as much expenses; so if RevPAR falls it could be even worse on the margin front?

And secondly to that, because you have such high end properties are you getting any pushback from some of those high end operators about the impact to the guest? Could you walk us through how you are thinking about that from a planning purpose?

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Good morning, Will. Both questions are excellent and very apropos. The 2001-2002 turndown came as a shock. Everybody — we were expecting — I think everybody else came to it, a shallow-ish or a recessionary environment but obviously it was exacerbated by the events of 9/11. You had an awful combination of events happening in management at these hotels. The Internet had come on and the Internet intermediaries had come on. There was a lot of panic amongst franchisees and operators alone, and they gave far too much supply over to the Internet intermediaries. And that caused a revenue issue.

In a declining demand they exaggerated the decline by a revenue issue. They were also at the embryonic stage of implementing much more sophisticated management systems, and I will say I hope that our company was at the leading edge of pioneering those systems which many people have tried to emulate and install and put to varying degrees subsequent to 2002-2003. So there was a lot more to do. Finally in the most important issue there of the decline in 2000 and end of 2001, a shock panic decline meant that in order to cut costs, major facilities and amenities were closed in the hotels and were justified by demand being so precipitously low. That hasn’t occurred this time going forward to this period. Yes, I would say, and I am not known for being gentle on hotel companies, I will say that the management companies have substantially improved their systems over the last years, their quality of professionalism and their willingness to implement bold ideas during this time around. So whereas one could argue there is less fat, there is more sophistication, technology, experience and willingness to implement quickly systems, radical ideas, amendments, than there was previously. I think that there is that part of our success at our area has been our decade-long history with these operators, of going through good and bad times and coming to some collaborative improvement that will allow them to experiment, take risks and change things because they know we are quality oriented and consumer oriented.

So we’ve seen contrary to previous cycles no pushback, elaboration help and willingness to go forward and try things. And the result is what you are seeing today of increased efficiency. Let me just finish on that subject. We’ve implemented our cost measures. We are not satisfied with the full implementation percentage yet. So we have room to grow. We will get it better. We will never get 100%, but we’ve got a way to go. So we have some distance to go on the basic block and tackling measures we’ve thus far implemented.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

William Truelove - UBS - Analyst

Great. And just to clarify, are you are finding that — I know you don’t want to comment on any specific manager, but if you were to sort of go through the various levels of chain luxury in your portfolio, no one operator is giving you more of a pushback on implementing these changes than say others if you were to try to rank it by luxury segment?

Laurence Geller - Strategic Hotels & Resorts - President, CEO

I have to say that I am fully satisfied with the level of cooperation and professionalism we are seeing from all of the chains. And as an observer sitting on the outside, because we don’t have the levers of power, complete levers of power, it is night and day compared to where it was in the early 2000’s. So I think where there is any pushback it is not just because, it is based on iterative rational and logical intellectual argument, and we have yet to have a problem.

William Truelove - UBS - Analyst

Great. Thank you so much. That is great to hear.

Operator

Our next question comes from the line of Will Marks, JMP Securities.

Will Marks - JMP Securities - Analyst

Question on CapEx, you mentioned this year — and I may have missed it — but can you just talk about the trend of next year, at least at this point what is in the cards for 2009 relative to that $125 million of spend this year?

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

Well, the CapEx that we have in our programs right now will be largely finished this year. We may have some $20 million to $40 million left for next year, but it is really those items we’re still scrutinizing and determining whether to do. So the programs in the pipeline right now, aside from the Aqua building expansion are largely done. Now as we see the markets and as we see potential recovery, and as we look at our lead times for delivering projects, we are going to come back and look at some things that we put on the shelf but I think that we are very comfortable with a couple aspects.

One is that we have been very diligent in reviewing the existing capital projects to ensure that the things that we are completing are sensible for the time that we are in. The second is that we have in place, as we talked about, on the shelf some very good high ROI projects that will make a real difference if we deliver them in a timely fashion as the markets recover. I think we are in a pretty good position from a CapEx control standpoint.

Will Marks - JMP Securities - Analyst

Okay, great. And in terms of Europe, you touched briefly on it, and business has been better there than a lot of other places, I guess. But can you — we are hearing news on weakening economies overseas, certainly, and can you comment on what your expectations for the lodging industry in general in Europe are, particularly in your markets, UK and France?

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Europe is vast. It is 500 million people spread over dozens of borders. So let me just talk about London and Paris because I’ve read a lot recently about that. We have seen as the financial service industry in New York has taken a hit, obviously London is not immune, and we’ve seen a slowdown. And as measured by ex-patriots leaving London, it is quite a slowdown. But we’ve seen a slowdown in general. Also the American economy has been weak, and the dollar has been weaker against the pound and the Euro, so you are seeing a slowdown in the propensity to consume of both business travelers because of a weakening financial services market and leisure travelers because of the dollar.

Having said all of that, our hotel in London is really in a superb location. It just doesn’t get much better than that. The work that is being done there in repositioning, I would urge you to look at our website and if you are have an opportunity to see it, is so consumer researcher driven it has hit the market exactly in the bull’s-eye. So we with the location, with the brand and with the physical repositioning we’ve done there, are relatively immune. As London goes everything goes. We will be stronger than most of London, and it is almost a similar circumstance although it is not driven by financial services in Paris.

We will be stronger (inaudible) most of you know about the Four Seasons George V and how it leads the market in Paris. We are the second-highest RevPAR in Paris to the George V, and that is really targeted (inaudible) in those two markets I see us (inaudible). I do think Paris will eventually have some slowdown, but it is so multifaceted with so many visitations from Middle East and Eastern Europe and Asia that it does compensate it.

I won’t comment particularly on the slowdown in Spain there or in Italy but in general terms it is impossible that Europe won’t be immune from an economic turndown because it is a global economy and with it will go the lodging industry. Again I suspect the high end because it is protected (inaudible).

Will Marks - JMP Securities - Analyst

Okay, thank you. That is all from me.

Operator

Our next question comes from the line of Josh Attie, Citi.

Josh Attie - Citigroup - Analyst

With respect to the dividends, what is your view on increasing debt levels in this kind of environment, if that is necessary, in order to fund the dividend if you don’t execute on the asset sales?

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Josh, it is a question we obviously think about. Let me give you the board’s philosophy, however, and leave it at that. The board now believes, and has believed since the beginning of this year, liquidity is paramount. That in a volatile environment experience would dictate one has got to be very protective of liquidity. Having said that, we have a history in this company of drawing down against lines of credit early on to pay dividends where the coverage mandated it. This is I can’t let you read anything from my statements, but we value liquidity highly today and are more risk-averse than we have been in previous times given the volatility of the economic environment. And the board is really very careful and very, very thoughtfully cautious about these actions.

Josh Attie - Citigroup - Analyst

OK, thank you.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Operator

Our next question comes from the line of Chris Woronka, Deutsche Bank.

Chris Woronka - Deutsche Bank - Analyst

Kind of hypothetically speaking here, how do you, given the shrinking demand pool, think about the balance of this year and next year in terms of remixing your business? We know, I think, so far folks have done a good job of not cutting rates, but how do you think about it? Do you group up in some of your hotels? Do you just let occupancy fall and try to hold rate or increase rate? Any commentary on general strategy would be helpful. Thanks.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Again, Chris, it is a question that is as if you are sitting in our management meetings every Monday talking about these issues. So it is a very thoughtful question. There are so many different segments that we have to appeal to. As Jim mentioned, so far and thus far, none of our segments have experienced any pressure on rate, not at all. What it is is demand in the segments that is causing us to remix the business. Jim mentioned we have 90% of our group business on the books. That 10% is vexing, I will say it worries us. That came as a conscious decision in January of this year and December of last year to increase our group mix at some of our properties.

At other properties we determined not to chase the groups and spend the money not on that, but spend money on increasing leisure even if leisure is a weakening market in certain marketplaces. So it is property by property. Thus far, though, there is no pressure on rates. Clearly if you open up to selected travel intermediaries which have Internet intermediaries which have pre-agreed contracts with the chains, your mix changes but your net rate doesn’t change. So far the consumer is not shopping as wildly as he did. If you will recall, in 2002 there were programs on television telling people how to shop at the front desk for lower room rates. We haven’t seen that in any areas. We have seen an increased propensity to book tentative group business, but we are not going to bank on that.

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

Let me add, Chris, that the other piece of your question actually relates to what we would call our variable cost of delivering rooms into the marketplace. And we’ve been very diligent in analyzing the actual fully loaded cost of getting the customer in, checking the customer in, maintaining the room. So we understand very clearly at each property, by room type, what our marginal cost is or our variable cost is. So we do look also as we change the segment mix at whether or not the change of the segment is going to provide profit to the hotel. And if it doesn’t, we have some very long hard discussions internally about whether or not we would rather have vacancy over occupancy at a cost.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

Chris, look, we obviously are not unique but relatively unique in the way we measure total marketing expenses in our variable costs. Here is the issue, the complexity of the issue, though, in the final analysis. Not to take occupancy gives you the opportunity of reducing certainly variable labor costs and some fixed costs. If we believe that we are in a declining demand environment on a property specific basis, we may make the recommendation to our operators to not take lower business, even if it is marginally profitable and rather take reduction in labor and overhead, which has a longer-term benefit to the hotel by increased productivity as the cycle rebounds.

It is a complex multi-dimensional question, and there is no, I wish I had an easy answer for you, but it is property by property and regretfully segment by segment and so it takes a lot of work. And that is where an experienced management team like ours comes ahead of many of our competitors. This is what we set up to do is to analyze this and try and provide value. It isn’t just about trying to minimize costs and maximize short-term profit. It’s trying to get longer-term value out of this. We look for the silver lining and the efficiency and productivity enhancements we are getting now are the silver lining, as long as we have the discipline to maintain them in a rebounding environment.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Chris Woronka - Deutsche Bank - Analyst

That is very, very helpful. And one other question. Your Mexican portfolio continues to do well. You are still building occupancy, but has the customer profile or mix down there changed any, and maybe if you could, roughly what percentage of that business comes out of the US, and if you are getting less US business down there, where is the fill in coming from? Thanks.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

It is a tale of two cities, so I’m sure Dickens will forgive me. Mexico City is a vibrant community where our mix of business is from all over the world, largely European mix, Latin American mix as well as North America and Canadian mix. The banks are still lending, although they cannot be immune to the situation here. They still have oil revenues coming. The peso has strengthened slightly against the dollar to which I think our profit performance really is remarkable because we pay our costs in pesos and our revenues come in dollars. I think we are seeing Mexico City is a booming environment at the moment, and it is clearly not immune. In fact, let me go on. The type of customer and their propensity to consume has changed over the last four years. We’ve worked with the previous administrations and the current administration in security measures and it has clearly come through as we are seeing a higher quality of customer come into Mexico City.

As far as Punta Mita is concerned, it is largely an American community. We still have a small percentage of European and a small percentage of Mexicans come there. The travel distance for Europeans is a long way. When they do come they spend a long time. They will spend 10 days or two weeks with us. And we have seen a slight diminution in the aspirational travelers, often from the financial service industries, but given we have 175 keys plus we obviously can then fall back on the villas and the fractional units, we are very comfortable with the demand behind us. Having said that, there has been a slight slowdown in the denials, but not in the occupancy. In the unfulfilled requests we’ve seen a slowdown, and we tend to think that comes from the aspirational traveler.

Chris Woronka - Deutsche Bank - Analyst

Very helpful. Thanks.

Operator

Our next question comes from Chris Phelan, Phelan Capital.

Chris Phelan - Phelan Capital - Analyst

I was wondering if you could comment on what you see is the cost of different types of debt available in the marketplace right now.

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

What debt would that be that is available in the marketplace?

Laurence Geller - Strategic Hotels & Resorts - President, CEO

We are all looking at each other.

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

I think the practical answer is that we financed out so we have no maturities until 2011 intentionally so we wouldn’t have to answer that question. But the reality is that debt is available to institutional quality names with the commercial banks and with institutional lenders like insurance companies. The pricing has widened. You saw an extension of a line of credit at Gaylord. They widened their spreads by 200 basis points. That wasn’t a change of covenants. That was just an extension of maturity. So I think that that is a pretty good indicator of where a typical line of credit against low leverage is today in the 300 basis points over LIBOR type range.

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

When we look at secured property financings we are finding that the desire to finance on a secured basis is enormously sensitive to product quality and to the project quality. So I think from our perspective and our portfolio we still have demand for financings on our assets. Clearly the zero to 45% or 50% loan to value types of financings have widened by, I want to say, 150 basis points, 200 basis points. When you get to the mezzanine, I think that the fact is that there is demand for our quality of property, so we could arrange it if we wanted to. There is no reason to do that but you are still out into the 400 to 1100 type over type pricing. You start getting to the 10% type range of financing cost at that point. So I think the important thing is the availability of capital is there for our types of properties for our type of name, but the difficulty is going to be the prices have widened dramatically.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

The prices and the loan to values.

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

And the value part of the loan to value.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

The loan to value issue has changed.

Chris Fellan - Fellan Capital - Analyst

Okay. Thanks, guys.

Operator

Our next question comes from the line of Bill Crow, Raymond James.

Bill Crow - Raymond James - Analyst

Just wanted to follow up on the Aqua project. I know there are a lot of balls in the air and you are in negotiations or plan to be. Setting aside the fit-out costs, how should we think about the $80 million plus take down? Is that half this year, half next year? How do you see that playing out? And the second part to that question is will the interest on that debt that you take on your line for that project, will that be capitalized while this project is still ongoing or is that something that has to be expensed right away?

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

I’m going to say by the contract terms, because that is what I can tell you right now. By the contract terms we would take down the ballroom in the October or November timeframe, which is the first levels of the hotel. And we would pay $18 million for that plus the fit-out. Then in the beginning of next year, and that is on a timeframe determined by the status of construction of the property, meeting all the criteria in the agreement that we have, we would take down the rooms for about $68 million. I think the total purchase price is $86 million, and then of course the fit-out after that.

Bill Crow - Raymond James - Analyst

Does that interest get capitalized while you are still doing the fit-out, or how does that work?

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Aug. 07. 2008 / 10:00AM ET, BEE - Q2 2008 Strategic Hotels and Resorts Earnings Conference Call

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

That is correct. Interest would be capitalized because it is a development property. We would capitalize the interest from the acquisition point until the rooms are delivered into service.

Bill Crow - Raymond James - Analyst

Which is probably no earlier than 2010. Is that fair?

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

I think it is fair to say that you are looking at 2010 as being the real opening.

Bill Crow - Raymond James - Analyst

Okay, terrific. That’s helpful.

Jim Mead - Strategic Hotels & Resorts - EVP, CFO

It could be late. Let me make sure I’m clear. On the current schedule being reviewed, 2010 would be the opening.

Bill Crow - Raymond James - Analyst

I understand, yes.

Operator

There are no further questions at this time.

Laurence Geller - Strategic Hotels & Resorts - President, CEO

You’ve all been very patient, and thank you for spending the time listening to us. And we look forward to speaking to you next quarter. Many thanks.

Operator

This concludes the presentation. You may now disconnect, and have a great day.